PRESS RELEASE

Clorox EVP – COO Larry Peiros to Retire;
Benno Dorer and George Roeth Named to EVP – COO Roles

OAKLAND, Calif., Oct. 30, 2012 – The Clorox Company (NYSE:CLX) today announced the following changes:

Executive Vice President – Chief Operating Officer (COO) Lawrence S. “Larry” Peiros, 57, has announced his retirement from the company effective April 1, 2013. Peiros, who joined Clorox in 1980 as a summer intern, was appointed a member of the company’s executive committee in 1999 and to the COO role in 2007. In addition to his current role having overall responsibility for the company’s businesses, he also oversees the Marketing, Sales, Research & Development and Product Supply functions as well as Clorox’s Eco Office.

“Larry’s influence and leadership have been profound,” said Chairman and CEO Don Knauss. “He strongly led our businesses and core functions, helping to grow sales and market share over a multiyear period. Throughout his 32 years, Larry has been selfless in driving the success of the business and the organization. We are indebted to him for his many contributions and wish him the very best.”

“Few have been so fortunate to work with such a great company and such a great group of people for so many years. It has been a great ride!” Peiros said. “I will always bleed ‘Clorox blue,’ but this is the right time for me to pass the baton to a new group of terrific Clorox leaders.”

Effective Jan. 1, 2013, the company will move to a structure with two chief operating officers and the following leaders have been named to new positions, accordingly.

Benno Dorer, 48, currently senior vice president – Cleaning division & Canada, will be promoted to executive vice president & chief operating officer – Cleaning, International and Corporate Strategy. As such, Dorer will have responsibility for the Laundry, Home Care and International business units as well as take on responsibility for corporate strategy and growth.

George Roeth, 51, currently senior vice president – Specialty division, will be promoted to executive vice president & chief operating officer – Household and Lifestyle. Roeth will have responsibility for the Charcoal, Glad, Litter, Food, Brita and Burt’s Bees business units. He will also have responsibility for the company’s core functions: Marketing, Sales, Product Supply and Research & Development.

Commenting on these promotions, Knauss said, “The board and executive management team’s robust succession planning has enabled us to appoint strong leaders to these roles, and will enable a smooth transition while maintaining the strong governance structure of the company.

“In his nearly eight years at Clorox, Benno has led a number of Clorox businesses and has had a strong impact on several corporate initiatives and capabilities. He helped create the Glad Joint Venture with Procter & Gamble and led the Glad business to significant increases in revenue, profit and market share through strategic focus, a shift toward premium products and cost savings. He has led the Home Care business to sustained economic profit growth and record-high market shares over multiple years through strategic reorientation, disciplined portfolio management and effective supply chain transformation. Prior to Clorox, he spent 14 years with P&G, where he held marketing positions across a broad range of businesses worldwide.

“During his 25 years of service, George has led the company’s global Marketing functions, the Growth & Strategy office in addition to his past eight years successfully leading several of our businesses. With his marketing and general management roles, he has worked on nearly every business across the company. As general manager of the Specialty division, George has led sustained and rapid share growth of the Hidden Valley® and Kingsford® franchises through disciplined strategies and integrated demand-building capabilities. He worked in partnership with Product Supply and R&D to modernize the Glad manufacturing platform to lower costs and accelerate innovation while delivering improved sales and profit growth.”

Photos of and additional biographical information on these Clorox leaders are available at
http://www.thecloroxcompany.com/company/executive-team/

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer and professional products with approximately 8,400 employees and fiscal year 2012 revenues of $5.5 billion. Clorox markets some of the most trusted and recognized brand names, including its namesake bleach and cleaning products, Clorox Healthcare™, HealthLink®, Aplicare® and Dispatch® products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Kingsford® charcoal, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products, and Burt’s Bees® and gud® natural personal care products. Nearly 90 percent of the company’s brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $87 million to nonprofit organizations, schools and colleges. In fiscal year 2012 alone, the foundation awarded $3.5 million in cash grants, and Clorox made product donations valued at $15 million. For more information about Clorox, visit TheCloroxCompany.com.

Media Relations:
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com; Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Investor Relations:
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com ; Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com